                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            INTERPHASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 14, 1997


--------------------------------------------------------------------------------

To the Holders of Common Stock of
  INTERPHASE CORPORATION:

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the "Company"), will be held at the offices of the Company, 13800 Senlac, Dallas, Texas on May 14, 1997 at 10:00 a.m., local time, for the following purposes:

    (a) to elect eight directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

    (b) to ratify and approve amendments to the Company's Amended and Restated Stock Option Plan to increase the aggregate number of shares issuable upon exercise of options thereunder from 1,350,000 to 2,350,000 and to provide that any and all options may be granted to any one or more participants; and

    (c) to transact such other business as may properly come before the meeting or any adjournment thereof.

    IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE SHAREHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                  By order of the Board of Directors

                                  S. THOMAS THAWLEY
                                  SECRETARY

Dallas, Texas
April 16, 1997

                            INTERPHASE CORPORATION
                                 13800 SENLAC
                             DALLAS, TEXAS  75234


                               PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 14, 1997

--------------------------------------------------------------------------------

    This Proxy Statement is furnished to shareholders of Interphase
Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 14, 1997. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about April 16, 1997.

                  OUTSTANDING CAPITAL STOCK AND RECORD DATE

    The record date for shareholders entitled to notice of and to vote at the annual meeting is March 27, 1997. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 5,492,608 shares of Common Stock, no par value ("Common Stock").

                      ACTION TO BE TAKEN AT THE MEETING

    The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the eight persons named under the caption "ELECTION OF DIRECTORS," (ii) to ratify and approve amendments to the Company's Amended and Restated Stock Option Plan to increase the aggregate number of shares issuable upon exercise of options granted thereunder from 1,350,000 to 2,350,000 shares and to provide that any and all options may be granted to any one or more participant, as described under the caption "AMENDMENTS OF AMENDED AND RESTATED STOCK OPTION PLAN," and
(iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

    Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                              QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

                            PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 1, 1997 by
(i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director of the Company and (iii) all executive officers and directors as a group. Each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

    Name and Address of                Amount and Nature of          Percent
      Beneficial Owner                 Beneficial Ownership          of Class
----------------------------           --------------------          --------
                                        (NUMBER OF SHARES)
R. Stephen Polley (1)                       617,539 (2)                11.2%
S. Thomas Thawley (1)                       306,125 (2)                 5.6%
David H. Segrest (1)                         59,400 (2)                 1.1%
Dale Crane (1)                               52,500 (2)                 1.0%
Paul N. Hug (1)                              42,300 (2)                 0.8%
James F. Halpin (1)                          17,000 (2)                 0.3%
Robert H. Lyon                                  -   (3)                  -
Gary W. Fiedler (1)                             -                        -
Robert L. Drury (1)                          15,000 (4)                 0.3%
Ernest Godsey (1)                            14,000 (4)                 0.3%
John Tuder (1)                               12,000 (4)                 0.2%
All executive officers and directors
as a group (11 persons)                   1,131,864 (5)                20.6%

Motorola, Inc.                              660,000                    12.0%
1303 E. Algonquin Road
Schaumburg, IL  60196

Third Avenue Value Fund, Inc.               300,000                     5.5%
767 Third Avenue
New York, NY  10017

(1) The address for Messrs. Polley, Thawley, Segrest, Crane, Hug, Halpin, Fiedler, Drury, Godsey and Tuder is Interphase Corporation, 13800 Senlac, Dallas, TX 75234.

(2) Includes options issued to Mr. Polley to purchase 158,334 shares of Common Stock at exercise prices ranging from $4.50-$14.875 per share (fair market value on the date of grant). Includes beneficial ownership of shares granted the previous owners of Synaptel (433,205). Includes options to purchase Common Stock with exercise prices ranging from $4.38-$16.88 per share (fair market value on the respective dates of grant) as follows:
    Mr. Crane, 34,500 shares; Mr. Hug, 34,500 shares; Mr. Segrest, 34,500 shares; Mr. Halpin, 15,000 shares; and Mr. Thawley, 34,500 shares.

(3) Excludes 660,000 shares of Common Stock beneficially owned by Motorola, Inc., for which Mr. Lyon (an employee of Motorola, Inc.) serves as a director pursuant to Motorola, Inc.'s contractual right to nominate one director of the Company.

(4) Includes options to purchase Common Stock as follows: Mr. Drury 15,000 shares; Mr. Godsey 14,000 shares; and Mr. Tuder 12,000. See also section entitled "EXECUTIVE COMPENSATION."

(5) Includes 785,539 shares which may be acquired upon exercise of stock options.

                            ELECTION OF DIRECTORS

    Eight directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

    A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.

    R. STEPHEN POLLEY, 46, was hired as President and Chief Operating Officer of the Company and was appointed a director by the Board of Directors in 1993. Effective June 1, 1994, Mr. Polley was also appointed Chief Executive Officer and Chairman of the Board of the Company. Mr. Polley is also the sole member of the New Employee Stock Option Committee of the Board of Directors. From August 1992 to June 1994, Mr. Polley served as a director for Computer Automation, Inc. Computer Automation provides various products and services for use in facsimile management systems, minicomputers and microcomputers. From 1987 to April 1992, Mr. Polley served as President, Chief Executive Officer and a director of Intellicall, Inc., a diversified supplier of telecommunications products and services including private pay telephones and microprocessor-based automated operator systems.

    S. THOMAS THAWLEY, 55, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977. Through November 1991 he also served as Executive Vice President of the Company.

    DAVID H. SEGREST, 52, was elected a director in 1983. He has been engaged in the practice of law since 1970 and has served as a partner of Gardere & Wynne, L.L.P., and its predecessors since 1975. Gardere & Wynne, L.L.P., has served as counsel to the Company since 1978. Mr. Segrest is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

    DALE CRANE, 49, was elected a director in 1983. He has been engaged in business and financial consulting and real estate development since 1976 as owner of The Dale Crane Company. Mr. Crane is a member of the Audit Committee and the General Stock Option Committee, and is Chairman of the Compensation Committee of the Board of Directors.

    PAUL N. HUG, 53, was elected a director in 1983. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPA's since 1988. Mr. Hug is a member of the Compensation Committee and the General Stock Option Committee, and is Chairman of the Audit Committee of the Board of Directors.

    JAMES E. HALPIN, 46, was elected a director in 1996. He is the Chief Executive Officer of CompUSA Inc. Mr. Halpin has served as President and a director of CompUSA since May 1993 and as Chief Executive Officer since December 1993. Mr. Halpin also served as Chief Operating Officer from May 1993 to January 1995. From 1990 to November 1992, Mr. Halpin was President of HomeBase, a home center warehouse retailer. Mr. Halpin is a member of the Compensation Committee of the Board of Directors.

    ROBERT H. LYON, 62, was elected a director in March 1989. He is employed as the Vice President of Engineering of Motorola, Inc.'s Computer Group. For more than the past five years he has held a number of managerial positions in design and manufacturing at Motorola.

    GARY W. FIEDLER, 52, was appointed to the Board of Directors in 1997. He has been President and Chief Operating Officer of Innovative Systems, Inc. since 1996. Previous to his current position Mr. Fiedler was Chief Executive Officer for The Richbell Group in 1995, he was Executive Vice President for P.N.C. from 1994 to 1995, he was a Business Consultant from 1993 to 1994, and Chairman, President and CEO for Equimark from 1990 to 1993. Mr. Fiedler is a member of the Audit Committee.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors has established four committees, the Audit
Committee, the Compensation Committee, the General Stock Option Committee, and the New Employee Stock Option Committee. The Audit Committee is composed of Mr. Hug, Chairman, Mr. Crane, Mr. Segrest and Mr. Fiedler. The Audit Committee met four times during (or with regard to) fiscal 1996. The Audit Committee's responsibilities are described below under the caption "AUDIT COMMITTEE CHAIRMAN'S LETTER". The Compensation Committee is composed of Mr. Crane, Chairman, Mr. Hug, Mr. Halpin and Mr. Segrest. The Compensation Committee met two times during (or with regard to) fiscal 1996 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The General Stock Option Committee is composed of Mr. Hug, Chairman, and Mr. Crane. The General Stock Option Committee has the authority, as does the full Board of Directors, to grant stock options under the Amended and Restated Stock Option Plan. The General Stock Option Committee met one time during (or with regard to) fiscal 1996. The New Employee Stock Option Committee is composed of one member, Mr. Polley. The New Employee Stock Option Committee has the authority to grant stock options under the Amended and Restated Stock Option Plan to newly hired employees of the Company. It is not intended that the New Employee Stock Option Committee will grant options to officers or directors of the Company.

    The Board of Directors held nine meetings during the fiscal year ended December 31, 1996. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which they served.

COMPENSATION OF DIRECTORS

CASH COMPENSATION
    The Company compensates six of its independent directors, Mr. Crane, Mr. Hug, Mr. Halpin, Mr. Fiedler, Mr. Segrest and Mr. Thawley, based upon the number of meetings attended, plus an annual retainer. This amount is reasonably estimated to be approximately $25,000 per year, per director. The remaining directors do not receive cash compensation.

DIRECTORS STOCK OPTIONS
    In April 1996, each incumbent director, with the exception of Mr. Lyon was granted an option under the Directors Stock Option Plan for 5,000 shares of Common Stock (an aggregate of 30,000 shares). These options have an exercise price of $14.875 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 1997 annual meeting of shareholders. In January 1997, Mr. Fiedler was granted an option under the Directors Stock Option Plan for 10,000 shares of Common Stock. This option has an exercise price of $11.125 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 1997 annual meeting of shareholders. Mr. Lyon, in accordance with Motorola, Inc.'s policy, has elected not to accept any of the options which otherwise would have been granted under the Directors Stock Option Plan.

AUDIT COMMITTEE CHAIRMAN'S LETTER

    The Audit Committee (under this caption, the "Committee") of the Board of Directors is composed of Mr. Hug, Chairman, Mr. Fiedler, Mr. Crane, and Mr. Segrest.

    The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company's internal controls and financial reporting process. The Committee may take whatever actions it deems necessary to carry out its function. At a minimum, however, the Committee is charged with taking the following actions:

1. Meeting privately with the independent public accountants prior to the public release of quarterly and annual operating results;
2. Meeting privately with the independent public accountants as soon as possible after receipt of the final audit report;
3.  At least annually, meeting privately with the Company's outside counsel;
4. At least annually, meeting privately with the Company's Chief Accounting Officer;
5. At least annually, meeting with the President, Chief Financial Officer and Chief Accounting Officer to discuss (a) any significant financial reporting issues discussed with the independent public accountants since the last meeting, (b) any significant legal issues discussed with the Company's outside legal counsel since the last meeting, and (c) any other matters which management or the Committee requests be discussed;
6. At least annually, reporting to the Board of Directors its activities since the last meeting or any other matters which the Committee feels should be brought to the Board's attention;
7.  Confirming management's selection of the independent public accountants;
    and
8. Writing a letter to be included in the Company's Annual Report or Proxy Statement describing the Committee's responsibilities and activities during the year.

    The Committee took all these actions during (or with regard to) the fiscal year ended December 31, 1996. In its private meetings with the independent public accountants, the Committee inquired as to such things as its overall level of comfort with the Company's financial statements and internal controls, whether it considered management's determination of reserves and other estimates used in preparing the financial statements to be reasonable, whether there had been any disagreement (resolved or not) with management regarding any financial reporting issue, and if there were any other matters which needed to be brought to the Committee's attention.


February 6, 1997                            Paul N. Hug
                                            Chairman

             AMENDMENTS OF AMENDED AND RESTATED STOCK OPTION PLAN

    In 1984, the Company adopted a stock option plan for employees, which was amended and restated in 1994 (the "Employee Plan"), and also amended in 1995. All employees of the Company are eligible for grants including the President, Executive Vice Presidents, Vice Presidents and other executives of the Company, and the Company receives no consideration as a result of option grants or extensions. The Employee Plan is administered by the Board of Directors. The Board of Directors has delegated the authority to grant stock options under the Employee Plan to a General Stock Option Committee and a New Employee Stock Option Committee. See also "ELECTION OF DIRECTORS-COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS."

    Incentive options ("Incentive Options") may be granted for a term of up to five years in the case of employees who own in excess of 10% of the Company's outstanding stock and up to ten years in the case of all other employees. Nonqualified stock options ("Nonqualified Stock Options") may be granted for a term of up to ten years to all employees. Nonqualified Stock Options may be granted at less than fair market value. Incentive Options may be granted to purchase shares at not less than their fair market value as of the date of grant, or 110% of fair market value in the case of any employee holding in excess of 10% of the outstanding stock as of the date of the grant. Options granted under the Employee Plan cannot be transferred other than by will or by the laws of descent and distribution. The fair market value of the Common Stock as of March 1, 1997, was $8.75 per share.

    The Board of Directors has adopted amendments to the Employee Plan ("Amendments") (see Exhibit A), subject to the approval of the shareholders at the annual meeting. The Employee Plan currently covers 1,350,000 shares of Common Stock and all available stock options thereunder have been granted. The purposes of the Amendments are to increase the aggregate number of shares of Common Stock issuable upon exercise of options granted under the Employee Plan by 1,000,000 shares to a total of 2,350,000 shares and to provide that any and all options may be granted to any one or more participants. Approval of the Amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting.

    The purpose of the Employee Plan is to promote the interests of the Company and its Shareholders by (i) attracting and retaining key employees, (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals and (iii) encouraging such persons to become owners of Common Stock.

         The primary purpose of the increase in shares available for grant under the Employee Plan is to enable the Company to comply with contractual obligations related to its acquisition of Synaptel S.A., the French-based ISDN and remote access company acquired in June 1996. The Company agreed, subject to shareholder approval, to provide up to 450,000 stock options to retain and attract employees of Synaptel.

         In addition, competition for highly qualified individuals within the Company's industry is intense, and to successfully attract and retain the best candidates, the Company must continue to offer a competitive equity incentive program as an essential component of its compensation packages. Without the proposed increase in shares available for grant, the Company will be unable to comply with the Synaptel stock option obligation, or to continue to attract and retain the best individuals on a world-wide basis.

    The Employee Plan provides that if an optionee dies or becomes disabled while in the employ of the Company but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised his option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the optionee on the date of the optionee's death or disability, by (i) the optionee's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the optionee in the event of the optionee's death, or (ii) the optionee or his personal representative in the event of the optionee's disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the optionee's death or disability whichever first occurs.

    Shares to be optioned and sold under the Employee Plan may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Employee Plan may be reoffered under the Employee Plan.

    The Employee Plan may be amended or discontinued by the Board of Directors without the approval of the shareholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Employee Plan, (b) materially increase the number of securities that may be issued under the Employee Plan, or (c) materially modify the requirements or eligibility for participation in the Employee Plan must be approved by the shareholders of the Company.

    Unless sooner terminated by action of the Board of Directors, the Employee Plan will terminate on November 8, 2004.

    Incentive Options granted under the Employee Plan are currently entitled to "incentive stock option" treatment for federal income tax purposes provided by
Section 422 of the Internal Revenue Code. The Company will not be entitled to a deduction upon any exercise of an incentive option. The optionee's gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an Incentive Option is a tax preference item and, while not being included in ordinary income for normal income tax purposes, is included in taxable income for purposes of calculating alternative minimum tax. The gain realized upon the subsequent disposition of the stock acquired upon exercise of the Incentive Option will be entitled to capital gain treatment, provided that no such disposition is made within two years after the Incentive Option was granted or one year after the Incentive Option was exercised. If such holding period requirements are not satisfied, the optionee will recognize ordinary income equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or, (ii) the amount realized on the disposition minus the exercise price, and may receive a credit against income tax to the extent alternative minimum tax liability was incurred upon exercise. If the optionee must recognize ordinary income, the Company will be entitled to a corresponding deduction.

    Under present federal income tax laws, the grant of Nonqualified Stock Options under the Employee Plan will not result in taxable income to the optionee. Generally, the exercise of a Nonqualified Stock Option under the Employee Plan will result in recognition of ordinary income following exercise in an amount equal to the excess of the then fair market value of shares acquired over the exercise price for those shares. The Company will be entitled to a corresponding deduction at that time.

    The foregoing statements are based upon federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

    The amendments to the Employee Plan are being submitted for shareholder approval pursuant to the requirements of the National Association of Security Dealers for securities traded on the National Market System, and of Sections 162(m) and 422 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation expense to any one executive officer to $1 million per year, except that compensation under certain shareholder-approved incentive compensation plans is not subject to this limit; this Plan is being amended subject to shareholder approval to conform with this exception to Section 162(m). Section 422 of the Internal Revenue Code requires shareholder approval in order for options to be treated as incentive stock options. Approval of the amendments will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to be voted at the meeting. THE BOARD OF DIRECTORS HAS APPROVED THE AMENDMENT AND RECOMMENDS
THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EMPLOYEE
PLAN.

                               EXECUTIVE OFFICERS

As of March 1, 1997, the executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

                                                                     EXECUTIVE
                                                                    OFFICERS OF
                                                                    THE COMPANY
      NAME           AGE   POSITION(S) HELD WITH THE COMPANY           SINCE
      ----           ---   ---------------------------------           -----
R. Stephen Polley     46   Chairman, Chief Executive Officer,           1993
                           Chief Operating Officer and President

Robert L. Drury       49   Chief Financial Officer,                     1992
                           Vice President of Finance and Treasurer

Earnest Godsey        49   Vice President of Business Development       1992

John E. Tuder         38   Vice President of Engineering                1995

R. STEPHEN POLLEY (see Election of Directors for biographical description)

ROBERT L. DRURY joined the Company as Vice President of Finance and Chief Financial Officer in December 1992. In June 1994, Mr. Drury was also named Treasurer for the Company. From 1988 through 1992, Mr. Drury was Chief Financial Officer of the Ben Hogan Company, a manufacturer of golf related products.

ERNEST E. GODSEY joined the Company as Vice President of Business Development in December 1992. From October 1991 through December 1992, Mr. Godsey was Vice President of Engineering and Marketing for Mizar, Inc., a supplier of various products for the microcomputer OEM marketplace. From 1986 through October 1991, Mr. Godsey was employed by the Company in various marketing capacities, the last being that of Vice President of Marketing.

JOHN E. TUDER joined the Company as Vice President of Engineering in 1995. Prior to joining Interphase Mr. Tuder was Director of Product Development for the Broadband Products Division of DSC Communications Corporation, from 1993 through 1995, and prior to that with Intergraph in Huntsville, Alabama, from 1980 through 1993.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee (under this caption, the "Committee") is responsible for structuring and monitoring the Company's executive compensation program. The Committee is composed of four non-employee members of the Board of
Directors: Mr. Crane, Chairman, Mr. Halpin, Mr. Hug and Mr. Segrest. Recommendations of the Committee are ultimately reviewed, considered and approved by the Board of Directors; however, after the executive compensation program has been approved by the Board of Directors, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

    The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive and to succeed in them over the long term the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.

    Salient components of the executive compensation program include annual salary, annual bonus plan and stock option grants.

    At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Sections 162(m) of the Internal Revenue Code, except with respect to the Amended and Restated Stock Option Plan.

ANNUAL SALARY

    The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.

EXECUTIVE BONUS PLAN

    The executive bonus plan is intended to link executive compensation with the attainment of (i) defined Company goals on a quarterly and annual basis, and
(ii) individual personal objectives of the executive.

    Each fiscal year the Committee, after consulting with management of the Company, establishes quarterly and annual financial targets for the Company. Also, the Committee approves specific personal objectives of each executive. Personal objectives typically are goals benefiting the Company for which the particular executive's contribution is significant and identifiable. A target annual bonus amount is established based upon these financial targets and personal objectives. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide and personal bonus objectives are achieved.

STOCK OPTION GRANTS

    Through the granting of stock options the Company intends to align the executives' long term interests with those of the shareholders of the Company by tying executive compensation to the long term performance of the Company's stock price. This is the Company's principal long-term incentive to executives.

    The Committee recommends to the General Stock Option Committee the number of shares to be granted to an executive based upon several factors including, but not limited to, management's recommendation, the executive's salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

    During fiscal 1996, Mr. Polley received a base salary of $200,000 under an employment agreement with the Company. Additionally, Mr. Polley participated in the 1996 annual bonus plan which established specific operating objectives related to Company-wide financial performance plus certain defined personal goals of the CEO, including development and implementation of key product and strategic plans of the Company. As a result of the Company's financial performance and Mr. Polley attaining all of his personal bonus objectives, he was awarded an annual bonus of $82,000, which amount was consistent with the formula provided for in the plan adopted by the Board of Directors.

SUMMARY

    The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee's desire to reward executives for individual contribution to the attainment of the Company's goals while linking each executive's financial opportunity with increased value to the shareholders.


                                  THE COMPENSATION COMMITTEE

                                       Dale Crane
                                       James E. Halpin
                                       Paul N. Hug
                                       David H. Segrest

EMPLOYMENT AGREEMENTS

    The Board of Directors approved Mr. Polley's current employment agreement, effective September 1996, pursuant to which the Company employs Mr. Polley as its Chairman of the Board, Chief Executive Officer, Chief Operating Officer and President until September 1999, at a base salary of $200,000 per year. After the expiration of the term of employment, the employment agreement will continue for successive one-year terms, unless either Mr. Polley or the Company gives notice to the other party more than 30 days prior to the expiration of the term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Polley (i) received in 1996 a non-qualified stock option for 200,000 common shares, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

    Mr. Polley's employment agreement permits the Company to terminate Mr. Polley without further compensation for overt misconduct. The Company is also able to terminate Mr. Polley for any reason or no reason upon 30 days written notice to Mr. Polley. If the Company terminates Mr. Polley for any reason other than overt misconduct, then Mr. Polley will be entitled to (i) receive severance compensation in the amount of one year's base, (ii) receive a pro rata payment of his bonus for the year in which he is terminated, and (iii) payment of health insurance premiums for the same term that he receives severance compensation payments.

    In the event of a "change in control" of the Company, all outstanding stock options of certain of the named executive officers, including Mr. Polley, will become exercisable, subject to certain restrictions. A "change in control" under these arrangements is generally defined as a tender offer or exchange offer by any person or entity for the common stock of the Company whereby such person or entity would own more than 50% of the outstanding common stock of the Company.

    In addition, if the employment of certain of the named executive officers is terminated following the accumulation by one investor of 30% or more of the outstanding common stock of the Company then all outstanding stock options of that named executive officer will become exercisable, subject to certain restrictions.

    The Company also entered into separate employment agreements with certain of the named executive officers in addition to Mr. Polley. None of the separate employment agreements provide for their continuing service. Each of the employment agreements provides for employment at will, set forth the named executive officers base salary and eligibility for annual bonuses based upon guidelines established by the Company, and include confidentiality provisions and covenants not to compete with the Company for varying terms following termination of employment.

SUMMARY COMPENSATION TABLE

    A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer and certain other executive officers (collectively, the "Named Executive Officers") during fiscal 1996.

                                                                         Long-term
                                    Annual Compensation (1)             Compensation
                             --------------------------------------------------------
                                                             Other       Securities
                                                            Annual       Underlying         All Other
                                     Salary    Bonus     Compensation   Options/SAR's   Compensation (2)
                             Year     ($)       ($)           ($)            (#)               ($)
                             ---------------------------------------------------------------------------
R. Stephen Polley            1996    200,000   82,000          -           205,000            8,547
Chairman of the Board,       1995    200,000   96,000          -           155,000            8,868
Chief Executive Officer,     1994    170,000   84,000          -           162,500            8,778
Chief Operating Officer and
President

Robert L. Drury              1996    140,000   42,000          -            25,000            8,547
Chief Financial Officer,     1995    110,000   49,000          -            10,000            7,548
Vice President of Finance    1994     99,167   42,000          -            30,000            6,104
and Treasurer

Ernest Godsey                1996    110,000   42,000          -            25,000            7,210
Vice President of            1995    110,000   49,000          -            10,000            7,548
Business                     1994     95,000    5,000          -            30,000            9,297

John Tuder                   1996    137,000   22,000          -            25,000            4,724
Vice President of            1995    124,000    4,000          -            30,000            2,124
Engineering


(1) The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance. No executive officer named above received other compensation in excess of the lesser of $50,000 or 10% of such officers' salary and bonus compensation.

(2) "All Other Compensation" consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan as well as payment of accrued, but unused, vacation benefits pursuant to Company policy.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information with respect to stock options/SARs granted to the Named Executive Officers during the fiscal year ended December 31, 1996. The potential realized value reported below assumes compounded annual rates of return over the term of the options.

                                    Percent of
                                  Total Options/                            Potential realizable value
                    Securities     SARs Granted                               at Assumed Annual Rates
                    Underlying     to Employees                             of Stock Price Appreciation
                   Options/SARs     in Fiscal       Exercise      Expi-           for Option Term
                    Granted (1)        Year          Price       ration     5 Percent        10 Percent
Name                    (#)             (%)           ($)         Date         ($)               ($)
----               ------------   --------------    --------     -------    ---------        ----------
R. Stephen Polley       5,000              1%         14.88      4/11/01      18,155            42,387
                      200,000             51%         15.00      8/16/06     746,458         2,965,608

Robert L. Drury        25,000              6%         11.50      8/16/06     180,807           458,201

Ernest E. Godsey       25,000              6%         11.50      8/16/06     180,807           458,201

John Tuder             25,000              6%         11.50      8/16/06     180,807           458,201



 (1) The number of securities included in this table is inclusive of new repricing grants. See table under the caption "TEN YEAR OPTION/SAR REPRICING."

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
  AND FISCAL YEAR END OPTION/SAR VALUES

     The following table discloses incentive stock option exercises for the Named Executive Officers during the fiscal year ended December 31, 1996. In addition, the number and value of unexercised options/SARs that were outstanding at December 31, 1996 are summarized in the table. A distinction is made between options/SARs that were exercisable (vested) at December 31, 1996 and those options/SARs that were not exercisable at December 31, 1996.

                                                Number of Securities        Value of Unexercised
                                               Underlying Unexercised           In-The-Money
                        Shares                      Options/SARs                Options/SARs
                       Acquired     Value        at Fiscal Year End          at Fiscal Year End
                     On Exercise   Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
      Name                (#)        ($)                 (#)                           ($)
------------------   -----------   --------   -------------------------   -------------------------
R. Stephen Polley          -           -         153,334  /  361,666        $459,212  /  $366,663

Robert L. Drury            -           -          15,000  /   48,000          60,360  /    85,080

Ernest E. Godsey           -           -          14,000  /   45,000          54,360  /    67,080

John Tuder                 -           -           6,000  /   49,000           2,580  /    10,320

TEN YEAR OPTION/SAR REPRICING

    The following table discloses the impact of all incentive stock option repricings during the past 10 years for the Named Executive Officers. The repricing that occurred in October 1993 was offered to all grantees of incentive stock options and gave the holder the right to surrender existing option(s) for new options which were priced at the fair market value of the Company's Common Stock on the date of the repricing. All repriced options are subject to normal vesting terms and therefore, cumulative vesting has been forfeited for all options that were surrendered.

                                                                                        Length of
                                  Number of       Market                                 Original
                                 Securities      Price of      Exercise                Option Term
                                 Underlying      Stock at      Price at                 Remaining
                                 Options/SARs    Time of       Time of        New      at Date of
                                 Repriced or    Repricing/    Repricing/    Exercise   Repricing/
                                   Amended      Amendment     Amendment      Price      Amendment
      Name           Date            (#)           ($)           ($)          ($)        (months)
----------------   ----------    ------------   ----------    ----------    --------   -----------
Robert. L. Drury    6/21/1994       15,000         5.88          6.63         5.88          71
                   10/20/1993       20,000         4.00          6.88         4.00          62

Ernest E. Godsey    6/21/1994       15,000         5.88          6.63         5.88          71
                   10/20/1993       20,000         4.00          6.88         4.00          62

STOCK PERFORMANCE GRAPH

    The following chart compares the cumulative total shareholder return on Common Stock during the fiscal years ended December 31, 1996 and 1995, October 31, 1995, 1994, 1993 and 1992 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies with the same four-digit SIC code as the Company (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on October 31, 1991 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                  COMPARISON OF 62 MONTH CUMULATIVE TOTAL RETURN*
           AMONG INTERPHASE CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                               AND A PEER GROUP

                             [PERFORMANCE GRAPH]

COMPANY OR INDEX     1991      1992      1993      1994     10/1995     12/1995     12/1996
----------------     ----      ----      ----      ----     -------     -------     -------
Interphase Corp.     100       65.00     35.00    100.00      96.00       97.00       83.00
Peer Group           100       95.00    100.00    109.00     134.00      161.00      137.00
NASDAQ Market        100      113.00    145.00    146.00     197.00      200.00      246.00

                             CERTAIN TRANSACTIONS

    David H. Segrest, a director of the Company, and a member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company. Mr. Segrest is also a partner of Gardere & Wynne, L.L.P., the Company's general counsel. Mr. Segrest and others at Gardere & Wynne, L.L.P., provide legal services to the Company and are typically compensated at prevailing hourly rates. During fiscal 1996, the Company paid Mr. Segrest (for services as a director) and Gardere & Wynne, L.L.P., approximately $690,000 for services provided.

          SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 1996, except that Form 5 was late for the following: Mr. Crane, Mr. Godsey, Mr. Halpin, Mr. Hug, Mr. Polley, Mr. Segrest, and Mr. Thawley.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    ARTHUR ANDERSEN LLP served as the independent auditors of the Company for the fiscal year ended December 31, 1996. A representative of ARTHUR ANDERSEN LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions.

                          SHAREHOLDERS' PROPOSALS

    Any proposals that shareholders of the Company desire to have presented at the 1998 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 12, 1997.

                               MISCELLANEOUS

    The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.

    Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

    The Annual Report to Shareholders of the Company for 1996, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF THE COMPANY'S 1996 FORM 10-K UPON WRITTEN REQUEST AS SET FORTH BELOW. EXHIBITS TO THE FORM 10-K ARE ALSO AVAILABLE UPON WRITTEN REQUEST UPON PAYMENT OF A REASONABLE CHARGE TO COVER THE COMPANY'S COST IN PROVIDING SUCH EXHIBITS. WRITTEN REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, INTERPHASE CORPORATION, 13800 SENLAC, DALLAS, TEXAS, 75234.


                                       By Order of the Board of Directors

                                                S. THOMAS THAWLEY
                                                    SECRETARY
Dallas, Texas
April 16, 1997

                                      EXHIBIT A

     The first sentence of Sections 5 of the Amended and Restated Stock Option Plan of the Company is hereby amended to read as follows:

          The Board may not grant options under the Plan for more than 2,350,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company, and the total number of shares subject to option under the Plan represents the maximum number of shares for which options may be granted to any one participant in the Plan during the term of the Plan.

       FORM OF PROXY CARD FOR INTERPHASE CORPORATION 1997 ANNUAL MEETING

                                    PROXY
                           INTERPHASE CORPORATION

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Interphase Corporation (the "Company") to be held at the offices of the Company, 13800 Senlac, Dallas, Texas 75234, on May 14, 1997 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints R. Stephen Polley and S. Thomas Thawley, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

1. ELECTION OF DIRECTORS   / /  FOR nominees listed below except as marked to the contrary below

                           / /  WITHHOLD AUTHORITY  to vote for all nominees listed below

                                Dale Crane, Gary W. Fiedler, James F. Halpin, Paul N. Hug,
                                Robert H. Lyon, R. Stephen Polley, David H. Segrest and S. Thomas Thawley

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

              --------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

2. PROPOSAL TO AMEND THE AMENDED AND RESTATED STOCK OPTION PLAN TO INCREASE THE AGGREGATE NUMBER OF
   SHARES ISSUABLE UPON EXERCISE OF OPTIONS THEREUNDER FROM 1,350,000 TO 2,350,000 SHARES AND TO PROVIDE THAT
   ANY AND ALL OPTIONS MAY BE GRANTED TO ANY ONE OR MORE PARTICIPANTS.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

----------------------------------------------------------------------------------------------------------------------

3. In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.

                                                         (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

(continued from other side)

     If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR THE PROPOSAL TO AMEND THE AMENDED AND RESTATED STOCK OPTION PLAN.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY.

                                  Dated:
                                        ---------------------------------------



                                        ---------------------------------------
                                                         Signature


                                        ---------------------------------------
                                             (Signature if held jointly)

                                        Please date the proxy and sign your
                                        name exactly as it appears hereon.
                                        Where there is more than one owner,
                                        each should sign.  When signing as an
                                        attorney, administrator, executor,
                                        guardian or trustee, please add your
                                        title as such.  If executed by a
                                        corporation, the proxy should be
                                        signed by a duly authorized officer.
                                        Please sign the proxy and return it
                                        promptly whether or not you expect to
                                        attend the meeting.  You may
                                        nevertheless vote in person if you do
                                        attend.